FOR IMMEDIATE RELEASE

Wingstop Appoints Mahesh Sadarangani as Chief Operating Officer

DALLAS, January 8, 2020 – (GLOBE NEWSWIRE) – Wingstop Inc. (NASDAQ: WING) today announced the appointment of Mahesh Sadarangani as Chief Operating Officer, previously Wingstop’s Senior Vice President of Channel Strategy, effective immediately. In his new role, Mahesh will be responsible for domestic operations and will continue reporting to Charlie Morrison, Chairman and CEO. Mahesh is replacing Larry Kruguer, who resigned on December 26, 2019.
With more than 20 years of operational leadership experience, Mahesh joined Wingstop in July 2019 from CEC Entertainment, the parent company for Chuck E. Cheese and Peter Piper Pizza. Most recently, Mahesh served as Chief Administrative Officer of CEC Entertainment and President of the Peter Piper Pizza brand leading strategy, revenue management, supply chain, and operations. Previous executive roles include the leadership of financial planning and analysis, sales, and various strategic functions across a range of industries and companies including FedEx Kinko’s, where he and Charlie first met. Mahesh has also served in various management and operations roles at private equity owned companies such as Cardinal Logistics, Reddy Ice, and TXU Energy.
During his time as SVP of Channel Strategy, Mahesh helped strengthen and refine the execution of Wingstop’s growth strategy. In particular, he led the completion of the rollout of national delivery, made a significant impact on in-restaurant pricing strategy, and was instrumental in furthering Wingstop’s goal to expand its presence in non-traditional locations.
“Since joining the team, Mahesh has spent a significant amount of time focusing on in-restaurant processes, developing meaningful relationships with our brand partners and learning the ins and outs of our operations,” said Charlie Morrison, Chairman and CEO. “We’re continually investing in our people to ensure we have the right team to propel our company to the next level, and Mahesh’s vast experience in operations and formulating strategy make him an excellent choice to lead our domestic operations while we continue down our path of becoming a top 10 global restaurant brand. I would also like to sincerely thank Larry for his commitment to Wingstop over the past five years and recognize the significant contributions he made to grow the business both domestically and abroad.”
“I’m thrilled to expand my role at a fast-growing, industry-leading brand like Wingstop,” said Mahesh Sadarangani, Chief Operating Officer. “I have immense respect for the amazing team the organization has built and look forward to working closer with our brand partners and continue serving the world flavor.”
In addition to Mahesh’s appointment, Wingstop is also announcing that Nicolas Boudet, President of Wingstop International, will continue in his role overseeing operations on the international level, but will now also report directly to Charlie Morrison, Chairman and CEO.
About Wingstop
Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 1,300 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand-sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In 2018, Wingstop’s system-wide sales increased 16% year-over-year to $1.3 billion, marking the 15th consecutive year of same store sales growth as well as 290% shareholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent brand partners who account for more than 98% of Wingstop’s total restaurant count of 1,340 as of September 28, 2019. In February 2019, the Company launched its new tagline and creative campaign “Where Flavor Gets Its Wings” and continued the rollout of national delivery. Wingstop generates more than 35% of sales via digital channels including Wingstop.com, the Wingstop app, and Wingbot™, Wingstop’s social ordering platform available on Facebook Messenger, Twitter, SMS text and Amazon Alexa. The Company has been ranked on Franchise Business Review’s “Top 30 Food and Beverage Franchises” (2019), Fast Casual’s “Movers & Shakers” (2019), QSR Magazine’s “The Industry’s 9 Best Franchise Deals” (2019) and “The QSR Top 50” (2019) for limited-service restaurants in the U.S.
For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.
Media Contact
Megan Sprague
972-331-9155
MSprague@wingstop.com
Investor Contact
Ted McHugh and Lauren Tarola
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WingstopFinComm@edible-inc.com